Exhibit 99.1

Contact:
Global Logistics Acquisition Corp.	Brainerd Communicators, Inc.
Gregory E. Burns	Jeff Majtyka/Brad Edwards (Investors)
President, CEO	Jenna Focarino (Media)
(646) 495-5094	(212) 986-6667

Global Logistics Acquisition Corp. Announces Second Quarter Results

for The Clark Group, Inc.

Second Quarter Operating Profit Rises 12.8% based on Strong Domestic Performance

Company Files Updated Preliminary Proxy

New York, NY, September 11, 2007 — Global Logistics Acquisition Corporation (AMEX: GLA) (“GLAC”), today announced financial results for The Clark Group, a provider of mission-critical supply chain solutions to the print media industry, for the quarter ended June 30, 2007. As previously announced, GLAC has reached a definitive agreement to acquire The Clark Group.

Second Quarter Financial Highlights

•	Second quarter operating income rose 12.8% to $2.4 million compared to $2.1 million last year
•	Second quarter domestic gross profit increased 7.7% to $6.0 million compared to $5.5 million last year
•	Second quarter gross profit margin expanded to 38.4% from 37.7% last year

The Clark Group reported gross profit of $7.4 million, a 1.5% increase over $7.2 million in the second quarter of 2006. Domestic gross profit increased 7.7% to $6.0 million in the second quarter of 2007, compared to $5.5 million in the same period last year. International gross profit decreased 18.6% to $1.4 million in the second quarter of 2007 due to the Company’s decision to cease business with a book shipping customer.

Gross profit margin expanded to 38.4% during the second quarter of 2007 from 37.7% during the same period last year primarily as a result of a softer freight environment. Operating income rose 12.8% to $2.4 million in the second quarter of 2007, compared to $2.1 million in the same period last year as EBIT margin expanded to 32.6% in the second quarter of 2007 compared with 29.4% in second quarter 2007.

GLAC is a specified purpose acquisition corporation (a SPAC). As previously announced, GLAC will acquire Clark for $72.5 million of cash and issue 320,276 shares to certain shareholders. Clark is majority owned by members of the Anderson family and individuals associated with Anderson companies. The transaction is subject to the review of the Securities and Exchange Commission, shareholder approval, and other customary closing conditions. Assuming conditions are met, GLAC anticipates completing the transaction by October 31, 2007.

GLAC filed an updated preliminary proxy with the Securities and Exchange Commission on September 10, 2007.

About The Clark Group

Over its 30-year history, The Clark Group has built a position as the leading independent provider of value-added distribution, transportation management, and international air and ocean freight forwarding services to the print media industry.

About Global Logistics Acquisition Corporation

Global Logistics Acquisition Corporation (AMEX: GLA), a publicly traded acquisition corporation, is focused solely on acquiring privately held transportation and logistics companies. The Company raised net proceeds of approximately $88 million through its initial public offering in February 2006 led by BB&T Capital Markets and EarlyBirdCapital, Inc. Please visit www.glacteam.com for more information.

This press release may contain certain forward-looking statements including statements with regard to the future performance of the Company. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements inherently involve certain risks and uncertainties that are detailed in the Company’s Prospectus and other filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.